EXHIBIT F-2


                          [Letterhead of Gary D. Benz]


                                November 15, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

               Re: FirstEnergy Corp., et al. - File No. 70-10307
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Ladies and Gentlemen:

     I have examined the Application or Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed in the above-referenced proceeding by FirstEnergy Corp. ("FirstEnergy") and certain of its public-utility subsidiary companies named therein, and the order of the Commission dated October 19, 2005 ("Order") authorizing and approving the matters proposed therein.

     The Application requests authorization for Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, and The Toledo Edison Company (collectively, the "Utility Subsidiaries") to acquire promissory notes issued by FirstEnergy Generation Corp. ("FE GenCo"), an indirect non-utility subsidiary of FirstEnergy that has been determined to be an "exempt wholesale generator" under Section 32 of the Act, in connection with the Utility Subsidiaries' sale of their respective interests in certain fossil-fuel and hydroelectric generating plants to FE GenCo. The transactions described in the Application were consummated on October 24, 2005.

     I have also examined copies, signed, certified or otherwise proven to my satisfaction, of the governing documents of FirstEnergy and the Utility Subsidiaries and such other documents, instruments and agreements, and have made such further investigation as I have deemed necessary as a basis for this opinion.

     I am Associate General Counsel of FirstEnergy Corp. and have acted as such in connection with the filing of the Application. I am a member of the bars of the State of Ohio and Commonwealth of Pennsylvania and am not licensed to practice in any other jurisdiction.

     Based upon and subject to the foregoing, I am of the opinion that:

          (a) all Ohio and Pennsylvania state laws applicable to the proposed transactions were complied with;


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          (b) FE GenCo is validly organized and existing under the laws of the
          State of Ohio and the notes issued to the Utility Subsidiaries are valid and binding obligations of FE GenCo;

          (c) the Utility Subsidiaries legally acquired the promissory notes issued by FE GenCo; and

          (d) the proposed transactions did not violate the legal rights of the holders of any securities issued by FirstEnergy or any associate company.

     I hereby consent to the filing of this "past tense" opinion as an exhibit to the Certificate pursuant to Rule 24 required to be filed in the above-referenced proceeding. This opinion may not be relied upon by any other person for any other purpose, except that Thelen Reid & Priest LLP may rely on this opinion in rendering their "past tense" opinion to be filed as an exhibit to the Certificate under Rule 24 in this proceeding.

                                           Very truly yours,

                                           /s/ Gary D. Benz


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